As filed with the Securities and Exchange Commission on March 5, 2008
 Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEWCARDIO, INC.
(Exact name of Registrant as specified in its charter)

Delaware		20-0197939
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
2350 Mission College Boulevard Suite 1175 Santa Clara, CA 95054 (510) 774-1969
(Address including zip code, and telephone number, including area code, of principal executive offices)

2004 EQUITY INCENTIVE PLAN
(Full title of the plans)

Richard D. Brounstein Chief Financial Officer NewCardio, Inc. 2350 Mission College Boulevard Suite 1175 Santa Clara, CA 95054 (510) 774-1969
(Name, address, and telephone number, including area code, of agent for service)

Copy to:
Philip H. Oettinger, Esq. Scott Murano, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock $0.001 par value per share	3,820,898 shares (2)	$ 0.12 (3)	$458,507.76 (4)	$ 18.02
Common Stock $0.001 par value per share	5,277,708 shares (5)	$2.385 (6)	$12,587,333.58	$494.68
TOTAL	9,098,606 shares	—	$13,045,841.34	$512.70

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) also covers any additional shares of common stock of NewCardio, Inc. (the “Registrant”) that become issuable under the 2004 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)
For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been broken down into two subtotals.  This subtotal represents the sum of shares issuable upon exercise of presently outstanding options (options that have been granted as of the date of this Registration Statement) issued under the 2004 Equity Incentive Plan.

(3)
For the sole purpose of calculating the registration fee, the offering price per share is based on the weighted average exercise price (rounded to the nearest cent) at which the options outstanding whose exercise will result in the issuance of the shares being registered may be exercised.

(4)	Calculated in accordance with Rule 457(h) based on the aggregate exercise price for all presently outstanding options described in note 2 above.

(5)	This subtotal represents the sum of shares issuable upon exercise of options that have not yet been granted under the 2004 Equity Incentive Plan as of the date of this Registration Statement.

(6)
Estimated in accordance with paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the total registration fee.  Computation based upon the average of the high and low prices of the common stock as reported on the OTC Bulletin Board on March 3, 2008.

NEWCARDIO, INC.
REGISTRATION STATEMENT ON FORM S-8

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2. Registration Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-1, filed with the Commission on February 11, 2008 pursuant to the Securities Act;

(b)	The Registrant’s Current Report on Form 8-K, filed with the Commission on February 11, 2008 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(c)	The Registrant’s Current Report on Form 8-K, filed with the Commission on February 5, 2008 pursuant to the Exchange Act;

(d)	The Registrant’s Current Report on Form 8-K, filed with the Commission on February 1, 2008 pursuant to the Exchange Act; and

(e)	The Registrant’s Current Report on Form 8-K, filed with the Commission on January 4, 2008, as amended on January 22, 2008, pursuant to the Exchange Act.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such statements as set forth therein.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Certain members of, and investment partnerships comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati, P.C. own an interest representing less than 0.1% of the Registrant’s outstanding common stock.

Item 6. Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.”  With respect to derivative actions, Section 145(b) of the Delaware General Corporation Law provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor . . . [by reason of such person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

The Registrant’s Certificate of Incorporation and Bylaws as currently in effect provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted under the Delaware General Corporation Law, except that the Registrant will not be required to indemnify such person if the indemnification sought is in connection with a proceeding initiated by such person without the authorization of the board of directors.  As permitted by the Registrant’s Bylaws, the Registrant has obtained insurance on behalf of its directors and officers against liability arising out of his or her actions in such capacity, regardless of whether the Registrant has the power to indemnify such individual against such liability under the provisions of the Delaware General Corporation Law.

The Registrant has entered into, and intends to enter into in the future, indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law, subject to certain exceptions, as well as certain additional procedural protections.

The Investor Rights Agreement dated June 21, 2005 between the Registrant and certain investors (the “First Rights Agreement”) and the Registration Rights Agreement dated December 27, 2007, as amended (the “Second Rights Agreement”), between the Registrant and certain investors provides for indemnification of the Registrant’s directors and officers in connection with registration of the Registrant’s common stock under the First Rights Agreement and the Second Rights Agreement, respectively.

The indemnification provision in the Registrant’s Certificate of Incorporation, Bylaws, the First Rights Agreement and the Second Rights Agreement and the indemnification agreements entered into between the Registrant and the Registrant’s directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities arising under the Securities Act.

See also the Registrant’s undertakings under Item 9 of this Registration Statement.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit
Number	Documents

4.1	Specimen Common Stock certificate of the Registrant.

10.4	2004 Equity Incentive Plan

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Auditors

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. is contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney is contained on the signature page

In accordance with the requirements of Item 8(b) of Part II of Form S-8, the Registrant will submit or has submitted the 2004 Equity Incentive Plan, and any amendments thereto, to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS to qualify the 2004 Equity Incentive Plan.

Item 9. Undertakings.

A.           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.           The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on March 5, 2008.

NEWCARDIO, INC.

By:	/s/ Richard D. Brounstein
Richard D. Brounstein

Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Brounstein as his attorney-in-fact, with full power of substitution, for him in any and all capacities to sign any amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Branislav Vajdic	Chief Executive Officer, Director	March 5, 2008
Branislav Vajdic	(Principal Executive Officer)

/s/ Richard D. Brounstein	Chief Financial Officer	March 5, 2008
Richard D. Brounstein	(Principal Accounting Officer)

/s/ Robert Blair	Director, Chairman of the Board	March 5, 2008
Robert Blair

EXHIBIT INDEX

Exhibit
Number	Documents

4.1	Specimen Common Stock certificate of the Registrant.

10.4	2004 Equity Incentive Plan

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Auditors

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. is contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney is contained on the signature page